Exhibit 99.1
NEWS
Republic Contacts:
Media Inquiries: Will Flower (480) 718-6565
Investor Inquiries: Ed Lang (480) 627-7128
Tod Holmes (480) 627-2877
Republic Services, Inc. Reports
Fourth Quarter Results
•	Strong and predictable free cash flow

•	Post-merger integration on track

•	Company declares dividend

•	Company provides 2009 guidance
Phoenix, AZ, Feb. 26, 2009...Republic Services, Inc. (NYSE: RSG) today reported a net loss for the three months ended December 31, 2008, of $131.7 million, or $.55 per diluted share, compared to net income of $82.1 million, or $.44 per diluted share, for the same period in 2007. Our 2008 financial results include Allied Waste Industries, Inc. (Allied) from the effective date of the merger which was December 5, 2008. Revenue for the three months ended December 31, 2008 was $1,244.4 million compared to $796.0 million for the same period in 2007.
Operating loss for the three months ended December 31, 2008 was $111.6 million compared to operating income of $139.9 million for the same period last year. During the three months ended December 31, 2008, we recorded charges totaling $315.5 million for remediation and related costs, asset impairments, restructuring, landfill and intangible asset amortization expense, bad debt expense, legal settlement reserves and the synergy incentive plan.
For the year ended December 31, 2008, net income was $73.8 million, or $.37 per diluted share, compared to $290.2 million, or $1.51 per diluted share, for 2007. Revenue for the year ended December 31, 2008 was $3,685.1 million compared to $3,176.2 million during 2007.
Operating income for the year ended December 31, 2008 was $283.2 million compared to $536.0 million for 2007. During the year ended December 31, 2008, we recorded charges totaling $383.5 million for remediation and related costs, asset impairments, restructuring, landfill and intangible asset amortization expense, bad debt expense, legal settlement reserves and the synergy incentive plan.

“I am very pleased with our progress to date concerning the integration of Republic and Allied following the merger that took place on December 5, 2008,” said James E. O’Connor, Chairman and Chief Executive Officer of Republic Services. “We have already completed initiatives that provide an annual benefit of more than $50.0 million in synergies. I remain confident that we will achieve the estimated $150.0 million in annual run-rate savings by the end of 2010.”
Quarterly Dividend Declared
We also announced that our Board of Directors declared a regular quarterly dividend of $.19 per share for stockholders of record on April 1, 2009. The dividend will be paid on April 15, 2009.
Fiscal Year 2009 Outlook
“Despite a weaker economy, we expect 2009 free cash flow, excluding merger-related payments, to be approximately $650.0 million, which compares favorably to 2008,” said Donald W. Slager, President and Chief Operating Officer. “Our field organization is adjusting the business for changing economic conditions while remaining focused on the basic aspects of our business including safety, customer service, pricing, and achieving strong and predictable free cash flow.”
Our objectives for 2009 remain consistent with previous years and once again focus on enhancing shareholder value through the generation and efficient use of free cash flow. We remain committed to implementing a broad-based pricing initiative across all lines of business to recover increasing costs and provide an adequate return on invested capital. We anticipate using free cash flow to pay regular quarterly dividends and reduce debt. Additionally, we expect to use proceeds from sales of asset divestitures to reduce debt.
Our guidance is based on current economic conditions and does not assume any improvement or deterioration in the overall economy in 2009 from that experienced at the end of 2008.
Specific guidance is as follows:
•	Free Cash Flow: We anticipate 2009 free cash flow, excluding merger-related payments, of approximately $650.0 million. We define free cash flow as cash provided by operating activities less purchases of property and equipment plus proceeds from sales of property and equipment as presented in our consolidated statement of cash flows. Additionally, we expect to realize proceeds from sales of asset divestitures which are not included in free cash flow.

•	Earnings Per Share: We anticipate reported 2009 earnings per diluted share before the accounting impact of our merger with Allied and restructuring charges to be in the range of $1.70 to $1.75 per share. Reported earnings per diluted share are expected to be in the range of $1.10 to $1.15 per share. As of the effective date of the merger, Republic recorded significant changes in the carrying values of Allied’s assets, liabilities and debt, as a result of assigning fair values in purchase accounting. Republic also conformed Allied’s accounting policies to Republic’s. Taken together, we estimate that the impact of these changes will have the effect of lowering 2009 earnings by approximately $.60 per diluted share. This decrease in 2009 earnings consists of the following (approximately):
•	$.17 per diluted share is attributable to higher depreciation, depletion and amortization,

•	$.18 per diluted share is attributable to non-cash interest expense for amortizing the discount to fair value on Allied’s debt,

•	$.05 per diluted share is for conforming Allied’s accounting policies with ours, and

•	$.20 per diluted share is related to the integration of our businesses.
•	Revenue: We expect 2009 revenue to increase by approximately 129 percent. This reflects increases of approximately 139 percent resulting from our merger with Allied and approximately 4 percent for price increases, which are partially offset by a decline of approximately 14 percent due to weaker economic conditions (but not a loss of market share) and divestitures, as shown below:

Increase
(Decrease)
Price	4.0%
Volume	(8.0)
Divestitures	(1.5)
Fuel fees	(2.5)
Commodities	(2.0)

Total change	(10.0)%

•	Capital Spending: We anticipate 2009 net capital spending of approximately $845.0 million.

•	Margins: EBITDA margins for 2009 are anticipated to be approximately 28%, or approximately 29.5% before costs related to integrating our businesses.

•	Merger Synergies: In 2009, we anticipate realizing $100.0 million in year-end, run-rate synergies as a result of the merger of Republic and Allied. Our goal for the merger is $150.0 million in annual run-rate synergies by the end of 2010. The cost to merge our systems and business units, and thus achieve the $150.0 million synergies, is projected to be approximately $135.0 million, or $.20 per diluted share, in 2009, and $55.0 million, or $.08 per diluted share, in 2010.

About Republic Services, Inc.
Republic Services, Inc. is a leading provider of services in the domestic, non-hazardous solid waste industry. We provide solid waste collection, transfer, disposal and recycling services for commercial, industrial, municipal and residential customers through 400 collection companies in 40 states and Puerto Rico. We also own or operate 242 transfer stations, 213 solid waste landfills and 78 recycling facilities. Republic serves millions of residential customers under contracts with more than 3,000 municipalities for waste collection and residential services. For more information, visit the Republic Services web site at www.republicservices.com.

REPUBLIC SERVICES, INC.
UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS
(in millions, except per share amounts)

	December 31,	December 31,
	2008	2007
Assets
Current Assets -
Cash and cash equivalents	$68.7	$21.8
Accounts receivable, net of allowance for doubtful accounts of $65.7 and $14.7, respectively	945.5	298.2
Prepaid expenses and other current assets	174.7	68.5
Deferred tax assets	136.8	25.3

Total Current Assets	1,325.7	413.8

Restricted cash	281.9	165.0
Property and equipment, net	6,738.2	2,164.3
Goodwill and other intangible assets, net	11,085.6	1,582.2
Other assets	490.0	142.5

Total Assets	$19,921.4	$4,467.8

Liabilities and Stockholders’ Equity
Current Liabilities -
Accounts payable, deferred revenue and other current liabilities	$2,061.8	$626.4
Notes payable and current maturities of long-term debt	504.0	2.3

Total Current Liabilities	2,565.8	628.7

Long-term debt, net of current maturities	7,198.5	1,565.5
Accrued landfill and environmental costs, net of current portion	1,197.1	279.2
Other long-term liabilities	1,678.6	690.6
Commitments and Contingencies
Stockholders’ Equity -
Preferred stock, par value $.01 per share; 50.0 shares authorized; none issued	—	—
Common stock, par value $.01 per share; 750.0 shares authorized; 393.4 and 195.7 shares issued, including shares held in treasury, respectively	3.9	2.0
Additional paid-in capital	6,260.1	38.7
Retained earnings	1,477.2	1,572.3
Treasury stock, at cost (14.9 and 10.3 shares, respectively)	(456.7)	(318.3)
Accumulated other comprehensive income (loss), net of tax	(3.1)	9.1

Total Stockholders’ Equity	7,281.4	1,303.8

Total Liabilities and Stockholders’ Equity	$19,921.4	$4,467.8

REPUBLIC SERVICES, INC.
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(in millions, except per share amounts)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2008	2007	2008	2007
Revenue	$1,244.4	$796.0	$3,685.1	$3,176.2
Expenses:
Cost of operations	863.2	497.2	2,416.7	2,003.9
Depreciation, amortization and depletion	127.2	71.6	354.1	305.5
Accretion	10.4	4.5	23.9	17.1
Selling, general and administrative	182.7	82.8	434.7	313.7
Asset impairments	89.8	—	89.8	—
Restructuring charges	82.7	—	82.7	—

Operating income (loss)	(111.6)	139.9	283.2	536.0
Interest expense	(66.8)	(23.7)	(131.9)	(94.8)
Interest income	1.7	3.3	9.6	12.8
Other income (expense), net	(0.9)	11.5	(1.6)	14.1

Income (loss) before income taxes	(177.6)	131.0	159.3	468.1
Provision (benefit) for income taxes	(46.0)	48.9	85.4	177.9
Minority interests	0.1	—	0.1	—

Net income (loss)	$(131.7)	$82.1	$73.8	$290.2

Basic Earnings Per Share:
Basic earnings per share	$(0.55)	$0.44	$0.38	$1.53

Weighted average common shares outstanding	239.1	186.2	196.7	190.1

Diluted Earnings Per Share:
Diluted earnings per share	$(0.55)	$0.44	$0.37	$1.51

Weighted average common and common equivalent shares outstanding	239.1	188.2	198.4	192.0

Cash dividends per common share	$0.19	$0.17	$0.72	$0.55

REPUBLIC SERVICES, INC.
UNAUDITED SUMMARY DATA SHEET — STATEMENT OF OPERATIONS DATA
(in millions, except percentages)
The following information should be read in conjunction with our audited consolidated financial statements and notes thereto appearing in our Form 10-K as of and for the year ended December 31, 2007. It should also be read in conjunction with our unaudited condensed consolidated financial statements and notes thereto appearing in our Form 10-Q as of and for the nine months ended September 30, 2008.
REVENUE
The following table reflects our total revenue by revenue source for the three and twelve months ended December 31, 2008 and 2007:

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2008	2007	2008	2007
Collection:
Residential	$332.6	$203.4	$966.0	$802.1
Commercial	398.9	242.6	1,161.4	944.4
Industrial	235.1	157.3	711.4	645.6
Other	7.0	4.8	23.2	19.5

Total collection	973.6	608.1	2,862.0	2,411.6

Transfer and disposal	456.8	293.0	1,343.4	1,192.5
Less: Intercompany	(228.3)	(150.4)	(683.5)	(612.3)

Transfer and disposal, net	228.5	142.6	659.9	580.2

Other	42.3	45.3	163.2	184.4

Total revenue	$1,244.4	$796.0	$3,685.1	$3,176.2

The following table reflects our revenue growth for the three and twelve months ended December 31, 2008 and 2007:

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2008	2007	2008	2007
Core price	4.1%	4.3%	4.0%	4.2%
Fuel surcharges	1.1	.6	1.8	.2
Environmental fees	.7	—	.4	.2
Commodities	(1.3)	1.1	.1	.9

Total price	4.6	6.0	6.3	5.5

Core volume	(6.4)	(1.5)	(3.9)	(1.5)
Non-core volume	(.2)	.2	.1	(.1)

Total volume	(6.6)	(1.3)	(3.8)	(1.6)

Total internal growth	(2.0)	4.7	2.5	3.9

Acquisitions, net of divestitures	58.0	(.7)	13.4	(.5)
Taxes	.3	(.1)	.1	—

Total revenue growth	56.3%	3.9%	16.0%	3.4%

The increase in our revenue and our revenue growth for the three months ended December 31, 2008 is primarily due to our acquisition of Allied Waste Industries, Inc. (Allied) on December 5, 2008.

REPUBLIC SERVICES, INC.
UNAUDITED SUMMARY DATA SHEET — STATEMENT OF OPERATIONS DATA
(in millions, except as noted)
SUMMARY OF CHARGES
We incurred various charges and costs during the three and twelve months ended December 31, 2008 and 2007 that are reported within our unaudited consolidated statements of income and are reflected in the following table:

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2008	2007	2008	2007
Expenses:
Cost of operations (1)	$87.8	$—	$153.9	$49.1
Depreciation, amortization and depletion (1) (2) (3)	8.4	—	8.4	3.6
Selling, general and administrative (1) (4) (5) (6)	46.8	—	48.7	1.5
Asset impairments (7)	89.8	—	89.8	—
Restructuring charges (8)	82.7	—	82.7	—

Operating loss	(315.5)	—	(383.5)	(54.2)
Interest expense (9)	(10.1)	—	(10.1)	—
Other income (expense), net (1)	—	—	(1.0)	(.7)

Income (Loss) before income taxes	$(325.6)	$—	$(394.6)	$(54.9)

(1)	During the three months ended December 31, 2008, we recorded $65.9 million and $21.9 million of remediation and related charges related to our Countywide disposal facility in Ohio and our closed disposal facility in Contra Costa County, California, respectively. During the twelve months ended December 31, 2008, we recorded $99.9 million, $21.9 million and $35.0 million of remediation and related charges related to our Countywide facility, our Contra Costa County facility and the Sunrise Landfill in Nevada. Of the $99.9 million charge recognized for the Countywide facility, $98.0 million and $1.9 million were recorded in cost of operations and selling, general and administrative expenses, respectively. The $21.9 million charge for our Contra Costa County facility was recorded to cost of operations. Of the $35.0 million charge recognized for the Sunrise landfill, $34.0 million and $1.0 million were recorded in cost of operations and other income (expense), respectively.

During the twelve months ended December 31, 2007, we recorded $45.3 million of remediation charges for our Countywide disposal facility, of which $41.0 million was recorded in cost of operations, $2.1 million was recorded in depreciation, amortization and depletion, $1.5 million was recorded in selling, general and administrative expenses, and $.7 million was recorded to other income (expense), net. Also during the twelve months ended December 31, 2007, we recorded a $9.6 million charge related to our Contra Costa County disposal facility, of which $8.1 million was recorded in cost of operations and $1.5 million was recorded in depreciation, amortization and depletion.

(2)	During the three and twelve months ended December 31, 2008, we recorded $2.8 million of incremental landfill amortization expense as compared to the amortization expense Allied would have recorded for the same period. The increase in the landfill amortization expense is the result of conforming Allied’s policies for estimating the costs and timing for capping, closure and post-closure obligations to Republic’s.

(3)	During the three and twelve months ended December 31, 2008, we recorded $5.6 million of intangible asset amortization expense related to the intangible assets we recorded in the purchase price allocation for the acquisition of Allied.

(4)	During the three and twelve months ended December 31, 2008, we recorded $14.2 million of bad debt expense related to conforming Allied’s methodology for recording allowance for doubtful accounts with our methodology and $5.4 million to provide for specific bankruptcy exposures.

(5)	During the three and twelve months ended December 31, 2008, we recorded $24.3 million of settlement charges related to our estimates of the outcome of various legal matters.

(6)	During the three and twelve months ended December 31, 2008, we recorded $2.9 million to accrue for the synergy incentive plan pro rata over the periods earned.

(7)	During the three and twelve months ended December 31, 2008, we recorded $89.8 million of asset impairment charges, which consist primarily of $75.9 million related to our Countywide facility, $6.0 million related to our former corporate headquarters in Florida and $6.1 million related to losses on the expected sales of Department of Justice required divestitures as a result of our merger with Allied.

(8)	During the three and twelve months ended December 31, 2008, we recorded $82.7 million of restructuring charges primarily related to severance and other employee termination and relocation benefits attributable to integrating our operations with Allied.

(9)	During the three and twelve months ended December 31, 2008, we incurred $10.1 million of non-cash interest expense primarily associated with amortizing the discount on the debt we acquired from Allied that was recorded at fair value in purchase accounting.

REPUBLIC SERVICES, INC.
SUPPLEMENTAL UNAUDITED FINANCIAL INFORMATION
MERGER WITH ALLIED
We completed our acquisition of Allied effective December 5, 2008. We issued approximately 195.8 million shares of common stock to Allied stockholders, representing 52% of the outstanding common stock of the combined company on a diluted basis. The total purchase price paid for Allied, including the value of common stock issued, our acquisition of Allied’s debt and other costs, totaled approximately $11.5 billion. We have allocated the preliminary purchase price to the assets and liabilities acquired based upon their estimated fair values as of the acquisition date and recorded the resulting goodwill, which represents the excess of purchase price over the net assets acquired, of $9.0 billion. Until we have completed our valuation process for the assets and liabilities acquired, there may be adjustments, which we believe will be relatively small compared to our preliminary estimates of the fair values and the resulting purchase price allocation.
Our allocation of purchase price included allocating values to intangible assets other than goodwill. The purchase price assigned to each of these intangible assets and the life over which these assets will be amortized is as follows:

		Estimated Life
Other Intangibles:	Amount	(years)
Customer relationships	$420.0	10.0
Franchise agreements	60.0	9.0
Other municipal agreements	30.0	3.0
Non-compete agreements	1.0	2.0
Tradename	30.0	5.0

Total	$541.0

Amortization expense for 2009 arising from the $541.0 million of other intangible assets recorded is expected to be approximately $65.0 million.
The debt we acquired from Allied was recorded at fair value. At the date of the merger, the fair value of Allied’s variable rate debt approximated its book value. However, because of the tightening of the credit markets, the fair value of Allied’s fixed rate debt was significantly below its book value, which resulted in the recognition of a $624.3 million discount. Non-cash interest expense for 2009 arising from amortizing the discount of Allied’s debt is expected to be approximately $90.7 million. This discount will generally be amortized into interest expense over the terms of the related debt instruments. The estimated fair value and discount for each fixed rate debt instrument acquired from Allied is as follows:

	Estimated
Fixed-Rate Debt:	Fair Value	Discount
$350.0 million senior notes due 2010	$332.5	$17.5
$400.0 million senior notes due 2011	370.0	30.0
$275.0 million senior notes due 2011	257.1	17.9
$450.0 million senior notes due 2013	421.9	28.1
$425.0 million senior notes due 2014	369.8	55.2
$400.0 million senior notes due 2014	363.0	37.0
$600.0 million senior notes due 2015	531.0	69.0
$600.0 million senior notes due 2016	518.0	82.0
$750.0 million senior notes due 2017	645.0	105.0
$99.5 million debentures due 2021	92.8	6.7
$360.0 million debentures due 2035	265.9	94.1
$230.0 million convertible debentures due 2034	201.2	28.8
Other, maturing 2014 through 2027	215.3	53.0

Total	$4,583.5	$624.3

In accordance with U.S. generally accepted accounting principles (GAAP), various liabilities acquired from Allied were recorded at their fair values using present value techniques to account for changes in the related liabilities due to the passage of time. The differences between the estimated fair values and the undiscounted values for these liabilities will be amortized into either accretion expense or interest expense, depending on the type of liability recorded, over the expected term of the applicable liability. The estimated fair values, undiscounted values and estimated lives for these liabilities are as follows:

			Estimated
	Estimated	Undiscounted	Average Life
	Fair Value	Amount	(years)
Accrued Capping, Closure, and Post-Closure Costs	$813.1	$3,726.0	38.5

Accrued Environmental Remediation	$208.1	$325.9	5.9

Self-Insurance Reserves	$172.6	$216.3	3.2

RECONCILIATION OF CERTAIN NON-GAAP MEASURES
Operating Income before Depreciation, Amortization, Depletion and Accretion
Operating income before depreciation, amortization, depletion and accretion, which is not a measure determined in accordance with GAAP, for the three and twelve months ended December 31, 2008 and 2007 is calculated as follows:

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2008	2007	2008	2007
Net income (loss)	$(131.7)	$82.1	$73.8	$290.2
Provision (benefit) for income taxes	(46.0)	48.9	85.4	177.9
Minority interests	.1	—	.1	—
Other (income) expense, net	.9	(11.5)	1.6	(14.1)
Interest income	(1.7)	(3.3)	(9.6)	(12.8)
Interest expense	66.8	23.7	131.9	94.8
Depreciation, amortization and depletion	127.2	71.6	354.1	305.5
Accretion	10.4	4.5	23.9	17.1

Operating income before depreciation, amortization, depletion and accretion	$26.0	$216.0	$661.2	$858.6

We believe that the presentation of operating income before depreciation, amortization, depletion and accretion is useful to investors because it provides important information concerning our operating performance exclusive of certain non-cash costs. Operating income before depreciation, amortization, depletion and accretion demonstrates our ability to execute our financial strategy which includes reinvesting in existing capital assets to ensure a high level of customer service, investing in capital assets to facilitate growth in our customer base and services provided, maintaining our investment grade rating and minimizing debt, paying cash dividends, and maintaining and improving our market position through business optimization. This measure has limitations. Although depreciation, amortization, depletion and accretion are considered operating costs in accordance with GAAP, they represent the allocation of non-cash costs generally associated with long-lived assets acquired or constructed in prior years.
For a discussion of significant items impacting our operating income before depreciation, amortization, depletion and accretion for the periods presented above, see Summary of Charges.

Diluted Earnings per Share
Following is a summary of adjusted diluted earnings per share for the three and twelve months ended December 31, 2008 and 2007:

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2008	2007	2008	2007
Diluted earnings per share	$(.55)	$.44	$.37	$1.51
Remediation and related charges (1)	.22	—	.48	.18
Asset impairments (2)	.23	—	.27	—
Restructuring charges (3)	.21	—	.25	—
Landfill amortization expense (4)	.01	—	.01	—
Intangible amortization expense (5)	.01	—	.02	—
Bad debt expense (6)	.05	—	.06	—
Legal settlement reserves (7)	.06	—	.07	—
Synergy incentive plan (8)	.01	—	.01	—
Non-cash interest expense (9)	.02	—	.03	—
Tax impact of non-deductible items (10)	.14	—	.16	—

Adjusted diluted earnings per share	$.41	$.44	$1.73	$1.69

(1)	Remediation and related charges of $87.8 million during the three months ended December 31, 2008 consist primarily of changes to our estimates of costs incurred at our Countywide facility in Ohio and our closed disposal facility in Contra Costa County, California. Remediation and related charges of $156.8 million during the twelve months ended December 31, 2008 were attributable to the aforementioned disposal facilities as well as the Sunrise Landfill in Nevada.

(2)	During the three and twelve months ended December 31, 2008, asset impairments of $89.8 million primarily relate to our Countywide facility, our former corporate headquarters in Florida and losses on expected sales of Department of Justice required divestitures as a result of our merger with Allied.

(3)	During the three and twelve months ended December 31, 2008, we incurred restructuring charges of $82.7 million, consisting primarily of severance and other employee termination and relocation benefits attributable to integrating our operations with Allied.

(4)	During the three and twelve months ended December 31, 2008, we recorded $2.8 million of incremental landfill amortization expense as compared to the amortization expense Allied would have recorded for the same period. The increase in the landfill amortization expense is the result of conforming Allied’s policies for estimating the costs and timing for capping, closure and post-closure obligations to Republic’s.

(5)	During the three and twelve months ended December 31, 2008, we recorded $5.6 million of intangible asset amortization expense related to the intangible assets we recorded in the purchase price allocation for the acquisition of Allied.

(6)	During the three and twelve months ended December 31, 2008, we recorded bad debt expense of $14.2 million related to conforming Allied’s methodology for recording the allowance for doubtful accounts with our methodology and $5.4 million to provide for specific bankruptcy exposures.

(7)	During the three and twelve months ended December 31, 2008, we incurred $24.3 million of settlement charges related to our estimates of the outcome of various legal matters.

(8)	During the three and twelve months ended December 31, 2008, we recorded $2.9 million to accrue for the synergy incentive plan pro rata over the periods earned.

(9)	During the three and twelve months ended December 31, 2008, we incurred $10.1 million of non-cash interest expense primarily associated with amortizing the discount on the debt we acquired from Allied that was recorded at fair value in purchase accounting.

(10)	During the three and twelve months ended December 31, 2008, our effective tax rate was impacted by several expenses associated with the merger that are not tax deductible.
We believe that the presentation of adjusted diluted earnings per share, which excludes charges for remediation and related costs, asset impairments, restructuring, landfill and intangible asset amortization expense, bad debt expense, legal settlement reserves, the synergy incentive plan, non-cash interest expense and the tax impact of non-deductible items, provides an understanding of operational activities before the financial impact of certain non-operational items and strategic and other decisions made for the long-term benefit of the company. We use this measure, and believe investors will find it helpful, in understanding the ongoing performance of our operations separate from items that have a disproportionate impact on our results for a particular period. Comparable costs have been incurred in prior periods, and similar types of adjustments can reasonably be expected to be recorded in future periods.
Cash Flow
We define free cash flow, which is not a measure determined in accordance with GAAP, as cash provided by operating activities less purchases of property and equipment plus proceeds from sales of property and equipment as presented in our unaudited condensed consolidated statements of cash flows. Our free cash flow for the three and twelve months ended December 31, 2008 and 2007 is calculated as follows (in millions):

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2008	2007	2008	2007
Cash provided by operating activities	$38.0	$190.7	$512.2	$661.3
Purchases of property and equipment	(122.8)	(76.5)	(386.9)	(292.5)
Proceeds from sales of property and equipment	2.4	1.4	8.2	6.1

Free cash flow	$(82.4)	$115.6	$133.5	$374.9

Purchases of property and equipment as reflected on our unaudited condensed consolidated statements of cash flows and the free cash flow presented above represent amounts paid during the period for such expenditures. A reconciliation of property and equipment reflected on the unaudited condensed consolidated statements of cash flows to property and equipment received during the period is as follows (in millions):

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2008	2007	2008	2007
Purchases of property and equipment per the unaudited condensed consolidated statements of cash flows	$122.8	$76.5	$386.9	$292.5
Adjustments for property and equipment received during the prior period but paid for in the following period, net	11.5	35.5	(14.9)	3.2

Property and equipment received during the current period	$134.3	$112.0	$372.0	$295.7

The adjustments noted above do not affect either our net change in cash and cash equivalents as reflected in our unaudited condensed consolidated statements of cash flows or our free cash flow.
A reconciliation of our projected cash provided by operating activities to the 2009 free cash flow outlook is as follows (in millions):

2009 Outlook
Cash provided by operating activities	$1,395.0
Purchases of property and equipment	(860.0)
Proceeds from sales of property and equipment	15.0

Free cash flow	$550.0

Free cash flow for 2009 includes approximately $100.0 million of merger-related payments. Excluding these payments, free cash flow for 2009 would be $650.0.
We believe that the presentation of free cash flow provides useful information regarding our recurring cash provided by operating activities after expenditures for property and equipment, net of proceeds from sales of property and equipment. It also demonstrates our ability to execute our financial strategy as previously discussed and is a key metric we use to determine compensation. The presentation of free cash flow has material limitations. Free cash flow does not represent our cash flow available for discretionary expenditures because it excludes certain expenditures that are required or that we have committed to such as debt service requirements and dividend payments. Our definition of free cash flow may not be comparable to similarly titled measures presented by other companies.

Capital expenditures include $.6 million and $2.6 million of capitalized interest for the three and twelve months ended December 31, 2008, and $.9 million and $3.0 million of capitalized interest for the three and twelve months ended December 31, 2007.
As of December 31, 2008, accounts receivable was $945.5 million, net of allowance for doubtful accounts of $65.7 million, resulting in days sales outstanding of approximately 40 (or 25 net of deferred revenue).
SHARE REPURCHASE PROGRAM AND DEBT REPAYMENT
During 2008, we repurchased a total of 4.6 million shares of our common stock for $138.4 million. As of December 31, 2008, we were authorized to repurchase up to an additional $248.0 million of common stock under our existing stock repurchase program. We suspended the share repurchase program due to the merger with Allied. During 2009, we intend to use free cash flow to repay debt and to continue paying dividends.
CASH DIVIDENDS
In October 2008, we paid a cash dividend of $34.7 million to stockholders of record as of October 1, 2008. As of December 31, 2008, we recorded a dividend payable of $72.0 million to stockholders of record at the close of business on January 2, 2009, which has been paid. In February 2009, our Board of Directors declared a regular quarterly dividend of $.19 per share payable to stockholders of record as of April 1, 2009, which will be paid on April 15, 2009.
Information Regarding Forward-Looking Statements
Certain statements and information included herein constitute “forward-looking statements” within the meaning of the Federal Private Securities Litigation Reform Act of 1995, including statements with respect to the expected results of the integration of our merger with Allied and our anticipated 2009 financial results. Words such as “will”, “expect,” “anticipate” and similar words and phrases are used in this press release to identify the forward-looking statements. These forward-looking statements, although based on assumptions that we consider reasonable, are subject to risks and uncertainties which could cause actual results, events or conditions to differ materially from those expressed or implied by the forward-looking statements. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we can give no assurance that the expectations will prove to be correct. Among the factors that could cause actual results to differ materially from the expectations expressed in the forward-looking statements are:
•	whether our estimates and assumptions concerning our selected balance sheet accounts, income tax accounts, final capping, closure, post-closure and remediation costs, available airspace, and projected costs and expenses related to our landfills and property and equipment (including our estimates of the fair values of the assets and liabilities acquired in our acquisition of Allied), and labor, fuel rates, and economic and inflationary trends, turn out to be correct or appropriate;

•	various factors that will impact our actual business and financial performance such as competition and demand for services in the solid waste industry;

•	our ability to manage growth;

•	our ability to successfully integrate Allied’s and Republic’s operations and to achieve synergies or create long-term value for stockholders as expected;

•	our compliance with, and future changes in, environmental regulations;

•	our ability to obtain approvals from regulatory agencies in connection with operating and expanding our landfills;

•	our ability to obtain financing on acceptable terms to finance our operations and growth strategy and to operate within the limitations imposed by financing arrangements;

•	our dependence on key personnel;

•	general economic and market conditions including, but not limited to, the current global economic crisis, inflation and changes in commodity pricing, fuel, labor, risk and health insurance, and other variable costs that are generally not within our control;

•	our dependence on large, long-term collection, transfer and disposal contracts;

•	our dependence on acquisitions for growth;

•	risks associated with undisclosed liabilities of acquired businesses;

•	risks associated with pending and any future legal proceedings;

•	severe weather conditions, which could impair our financial results by causing increased costs, loss of revenue, reduced operational efficiency or disruptions to our operations;

•	compliance with existing and future legal and regulatory requirements, including limitations or bans on disposal of certain types of wastes or on the transportation of waste, which could limit our ability to conduct or grow our business, increase our costs to operate or require additional capital expenditures;

•	any litigation, audits or investigations brought by or before any governmental body;

•	workforce factors, including potential increases in our costs if we are required to provide additional funding to any multi-employer pension plan to which we contribute and the negative impact on our operations of union organizing campaigns, work stoppages or labor shortages;

•	the negative effect that trends toward requiring recycling, waste reduction at the source and prohibiting the disposal of certain types of wastes could have on volumes of waste going to landfills and waste-to-energy facilities;

•	changes by the Financial Accounting Standards Board or other accounting regulatory bodies to generally accepted accounting principles or policies;

•	acts of war, riots or terrorism, including the events taking place in the Middle East, the current military action in Iraq and the continuing war on terrorism, as well as actions taken or to be taken by the United States or other governments as a result of further acts or threats of terrorism, and the impact of these acts on economic, financial and social conditions in the United States; and

•	the timing and occurrence (or non-occurrence) of transactions and events which may be subject to circumstances beyond our control.
Other factors which could materially affect our forward-looking statements can be found in our periodic reports filed with the Securities and Exchange Commission. Stockholders, potential investors and other readers are urged to consider these factors carefully in evaluating our forward-looking statements and are cautioned not to place undue reliance on forward-looking statements. The forward-looking statements made herein are only made as of the date of this press release, and we undertake no obligation to publicly update these forward-looking statements to reflect subsequent events or circumstances.